Exhibit 99.1

    TAL International Group, Inc. Exploring Strategic Alternatives


    PURCHASE, N.Y.--(BUSINESS WIRE)--June 5, 2007--TAL International Group, Inc. (NYSE: TAL), announced that it has retained Citigroup Global Markets Inc. as financial advisor, to assist the Board of Directors in a review of strategic alternatives to enhance shareholder value, including a possible sale, acquisition, merger, recapitalization and adjustment to dividend policy, among other things.

    TAL does not anticipate publicly disclosing further information regarding the status of its review until the process has been completed. TAL emphasizes that there can be no assurance that the Company will pursue a strategic alternative.

    About TAL International Group, Inc.

    TAL is one of the world's largest lessors of intermodal freight containers and chassis with 19 offices in 11 countries and approximately 181 third party container depot facilities in 37 countries. The Company's global operations include the acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers. TAL's fleet consists of approximately 649,000 containers and chassis representing approximately 1,053,000 twenty-foot equivalent units (TEU). This places TAL among the world's largest independent lessors of intermodal containers and chassis as measured by fleet size.

    Important Cautionary Information Regarding Forward-Looking
Statements

    Statements in this press release regarding TAL International Group, Inc.'s business that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements involve risks and uncertainties, are only predictions and may differ materially from actual future events or results. For a discussion of such risks and uncertainties, see "Risk Factors" in the Company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 13, 2007.

    The Company's views, estimates, plans and outlook described within this document may change subsequent to the release of this statement. The Company is under no obligation to modify or update any or all of the statements it has made herein despite any subsequent changes the Company may make in its views, estimates, plans or outlook for the future.

    CONTACT: TAL International Group, Inc.
             Jeffrey Casucci, 914-697-2900
             Vice President - Treasury and Investor Relations